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                           INCENTIVE COMPENSATION PLAN

PURPOSE

     The development of Duff & Phelps Credit Rating Co. (the "Company") as a professional financial services corporation requires an Incentive Compensation Plan for its officers. The Plan is designed to provide incentive compensation based on the overall performance of Duff & Phelps Credit Rating Co.

     The Incentive Compensation Plan has two main purposes. First, the Plan is designed to reward outstanding performance of the officers who by their positions can make a meaningful contribution to the growth of the Company. Specific objectives of the Plan include the attraction, motivation, and retention of key management and professional staff. Participation in the Plan should focus officers' attention on providing top quality service to our clients, increasing productivity and obtaining new business opportunities to increase the profitability of the Company. In addition to the opportunity for extra compensation, the Plan provides some variability in the Company's salary structure depending upon the overall financial success of the Company. The Plan provides a basis for the distribution of incentive compensation based upon the overall profitability of Duff & Phelps Credit Rating Co. as well as predetermined standards of performance for each individual. This Plan is meant to be a guideline for determining the amount of and the allocation of incentive compensation.

PLAN GOVERNANCE

     The Compensation Committee of the Duff & Phelps Credit Rating Co. Board of Directors is responsible for the governance of the Plan. Recommendations regarding eligibility, participation, performance assessment and earned awards are made to the Compensation Committee by the Executive Committee. The determination of the Compensation Committee shall be conclusive and binding on all participants. The Compensation Committee has the right to make changes to the Plan if necessary because of unusual circumstances or because of the Company's financial needs.

ELIGIBILITY

     Employees who are officers of Duff & Phelps Credit Rating Co., Duff & Phelps Credit Rating Co. of Europe, Duff & Phelps Credit Rating Co. of Asia and Duff & Phelps de Argentina, will be eligible to participate in the Plan. Under special circumstances, support staff managers and staff members who are not officers will be eligible to participate in the Plan.


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PARTICIPATION

     Each person's participation in the Plan will be subject to the annual nomination by the officer's supervisor and approval by the Executive Committee.

PERFORMANCE ASSESSMENT

     The Plan incorporates an evaluation of performance which is based on qualitative and/or quantitative factors. Each officer will be evaluated by his/her supervisor at least once each year. This evaluation will be made with the participant and will include a review of each area of responsibility, work performance, and results achieved. This evaluation will be the basis for the incentive compensation recommendation.

AWARD DETERMINATION

     Awards under the Incentive Compensation Plan are recommended to the Executive Committee for each participant. This recommendation will be made after a review with the officer of his/her performance for the year. The Executive Committee will review, modify, and/or approve the recommendation for each individual before submission to the Compensation Committee for final approval.

INCENTIVE COMPENSATION FUND

     The target amount of incentive compensation is determined at the beginning of each year and takes into consideration the level of current and future income of the Company plus the cash needs of the business. The amount of the incentive compensation will vary by an amount equal to 40% of the operating income variance from the goal. The total amount available to be distributed as cash awards under the Incentive Compensation Plan cannot exceed 20% of the Company's pre-tax operating income before depreciation, bonuses and name use fees.

     The incentive compensation is much more sensitive in percentage terms than the operating income. This leverage aspect is designed to provide incentive opportunities for increased profitability of the Company and to provide downside protection to the Company if the goals are not met.

VESTING OF AWARDS

     Awards under the Plan will vest as of the last day of each Plan year. Participants who leave the Company during a Plan year forfeit any rights to an award for that year. The Executive Committee may make a partial award to a participant who leaves the Company during a Plan year due to death, total and permanent disability, or retirement.

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PAYMENT OF AWARD

     The payment of awards will be made as soon as practicable after the Executive Committee completes its assessment of individual and corporate performance for the year and the Compensation Committee of the Board of Directors approves the awards.

TERMS OF EMPLOYMENT

     Nothing in the plan shall interfere with or limit in any way the right of the Company to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Company.

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